Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-139500 on Form S-3 of our reports dated March 10, 2006, relating to the consolidated financial statements of CoBiz Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CoBiz Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Denver, Colorado
January 4, 2007